Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated August 10, 2023, with respect to the consolidated financial statements of Galaxy Digital Holdings LP and subsidiaries, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
New York, New York
December 22, 2023